                                                                   Exhibit 1

IRIDIUM TO PURCHASE CLAIRCOM AERONAUTICAL TELEPHONE BUSINESS FROM
AT&T

Acquisition secures powerful channel to reach business travelers, and advances Iridium LLC position as Global Wireless Telephone Company

(WASHINGTON,D.C., December 22, 1998)

Iridium LLC announced today that it has reached an agreement to purchase Claircom Communications Group, Inc. (Claircom) from AT&T and Rogers Cantel for $65 million in cash and debt. The acquisition is subject to regulatory approvals.

Claircom's inflight telephone services will complement Iridium's portfolio of services tailored for the business-traveling professional. Following completion of the transaction, the Claircom installations will carry the Iridium brand, and will be integrated into Iridium's global wireless telephony and paging offering.

"We envision a world in which Iridium customers will have the capability to go virtually anywhere and always remain in touch - not only with their Iridium handheld satellite phones and pagers, but also with Iridium phones installed on commercial and private aircraft," said Edward F. Staiano, Vice Chairman and CEO of Iridium LLC.

This transaction will enable the international business traveler and the vertical markets, which include oil and gas, mining, transportation and other industries with remote communications needs to communicate while airborne. For these customers, the airplane is their principal mode of professional travel, and the Iridium name on the telephones in those airplanes will be a valuable asset.

Seattle-based Claircom began revenue service in 1993, and is the second largest provider in the United States of telephone communications to commercial airplanes. Claircom owns and operates a digital air-to-ground telephony network consisting of 160 ground stations distributed across the United States, Canada and Mexico, and two switching centers. The network currently serves passengers with more than 100,000 inflight telephones on approximately 1,700 commercial and executive aircraft. Claircom is also a major marketer of international aeronautical equipment for satellite services, with installations on over 200 aircraft.

Iridium's satellite aeronautical services unit, scheduled to begin global commercial service late Q1 1999 will join with Claircom to create a world class aeronautical services business with products and services for all types of aircraft and their passengers. The Iridium system will be capable of delivering aeronautical communications services to the cockpits and cabins of commercial airliners and personal and corporate aircraft. The system will provide passenger communications for in-bound and out-bound calling, direct communications to belt-worn pagers, and cockpit communications worldwide, including previously unavailable polar route service.

Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66-low earth orbiting satellite s combined with terrestrial cellular systems, enables subscribers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside terrestrial cellular coverage. Iridium World Communications, Ltd. (NASDAQ:
IRIDF) is the public investment vehicle of Iridium LLC.